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February 19, 1997


Hartford Life Insurance Company
P.O. Box 5085
Hartford, CT  06102-5085


RE: Rule 24f-2 Notice with respect to Securities Act of 1933 Registration Statement of Hartford Life Insurance Company -Separate Account Three
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To Whom it May Concern:

I serve as counsel to Hartford Life Insurance Company and the above referenced Separate Account. This Separate Account currently has a Registration Statement under the Securities Act of 1933 ("Securities Act") in effect that was filed with the Securities and Exchange Commission to register units of interest issued to Contract Owners to evidence the investment of their Contract premium payments in shares of the Money Market Portfolio, North American Government Securities Portfolio, Diversified Income Portfolio, Balanced Portfolio, Utilities Portfolio, Dividend and Growth Portfolio, Value-Added Market Portfolio, Core Equity Portfolio, American Value Portfolio, Mid-Cap Growth Portfolio, Global Equity Portfolio, Developing Growth Portfolio, and the Emerging Markets Portfolio of the Dean Witter Select Dimensions Investment Series (the "Fund"). The units of interest represent undivided interests in the Fund shares so acquired. The Securities Act Registration Statement that has been declared effective recited the election of the Separate Account to register an indefinite number of units of interest pursuant to Rule 24f-2.

In acting as counsel, I have made an examination of law and examined such records and documents as I have deemed necessary to render the following opinion. It is my opinion that the units of interest issued between January 1, 1996 and December 31, 1996 were legally issued and the rights created thereby are fully enforceable.

I hereby consent to this Opinion accompanying the Form 24f-2 Notice to be filed by and on behalf of this Separate Account for 1996.

Very truly yours,

/S/ Marianne O'Doherty

Marianne O'Doherty
Associate Counsel